Exhibit 1

Court of Justice of the State of Rio de Janeiro

Court of Justice

Judicial District of the Capital

7th Corporate Court Office

Av. Erasmo Braga, 115 Lna Central 706 CEP: 20020-903 - Centro - Rio de Janeiro - RJ Phone: 3133 2185 email: cap07vemp@tjrj.jus.br

Proceedings: 0203711-65.2016.8.19.0001

Pages 242453

Electronic Proceedings

Class/Subject Matter: Judicial Reorganization - Judicial Reorganization

Plaintiff: OI S.A.

Plaintiff: TELEMAR NORTE LESTE S.A.

Plaintiff: OI MÓVEL S.A.

Plaintiff: COPART 4 PARTICIPAÇÕES S.A.

Plaintiff: COPART 5 PARTICIPAÇÕES S.A.

Plaintiff: PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

Plaintiff: OI BRASIL HOLDINGS COÖPERATIEF U.A.

Interested Party: FEDERAL ATTORNEY GENERAL’S OFFICE WITH ANATEL

Interested Party: BANCO DO NORDESTE DO BRASIL S.A.

Judicial Administrator: ARNOLDO WALD LAW FIRM

Interested Party: CHINA DEVELOPMENT BANK COORPORATION

Interested Party: GLOBNET CABOS SUBMARINOS S.A.

Interested Party: PRICEWATERHOUSE COOPERS ASSESSORIA EMPRESARIAL

Legal Representative: JOSE MAURO FERNANDES BRAGA JÚNIOR

Interested Party: GOLDENTREE DISTRESSED FUND 2014 LP ET AL

Interested Party: PTLS SERVIÇOS DE TECNOLOGIA E ASSESSORIA TÉCNICA LTDA

Interested Party: MAZZINI ADMINISTRAÇÃO LTDA

Interested Party: TIM CELULAR S.A ET AL

Interested Party: JEAN LEON MARCEL GRONEWEGEN

Interested Party: THE BANK OF NEW YORK MELLON S.A.

Court of Justice of the State of Rio de Janeiro

Court of Justice

Judicial District of the Capital

7th Corporate Court Office

Av. Erasmo Braga, 115 Lna Central 706 CEP: 20020-903 - Centro - Rio de Janeiro - RJ Phone: 3133 2185 email: cap07vemp@tjrj.jus.br

On this date, I send the case records to the Honorable Judge
Fernando Cesar Ferreira Viana
On November 16, 2017

Judgment

Since the beginning of this proceeding, the objective of the judicial proceedings was to preserve the institutional stability of the companies undergoing judicial reorganization in order to allow for the creation of an environment of harmony and independence between creditors and debtors and, as a result, enable the negotiation and approval of a judicial reorganization plan, the highest objective of any such process.

Not for any other reason,  the general meeting of shareholders, whose realization, at that moment, could lead to a serious institutional imbalance for the proceeding, was suspended at the initial stage of this case as determined in the decision on pages 93,670 / 93,674.]

Unfortunately the measures deferred at that time were not enough to bring the necessary institutional harmony to the negotiation of a sound judicial reorganization plan. Indeed, as reported in the petition of international creditors on pages 241,856 / 241,022, throughout the course of this reorganization, more than a dozen managers have resigned from their previous functions and, at first glance, this seems to indicate an environment of strong insecurity and institutional instability.

It should be noted, moreover, that it was not only those creditors who reported the environment of instability that the recovering entities are experiencing. On pages 242,030 / 242,032 and 242,039 / 242,041, Caixa Econômica Federal (the Federal Savings Bank)  and Banco do Brasil, in requesting the postponement of the General Creditors Meeting (Assembleia Geral de Credores, or “ACG”) considered that “there is no safe and consensual environment for the deliberation of the Judicial Reorganization Plan (Plano de Recuperação Judicial, or “PRJ”); on the contrary, there is a complete instability due to the facts narrated above, as well as lack of relevant information with which creditors can decide whether or not to approve the PRJ.”

Exacerbating the perception of instability, on November 3, 2017, the Board of Directors appointed two directors to also act as officers of the company. The measure, of course, can completely undermine the actions of the current Board of Executive Officers of the company since the terms of Article 38 of the Bylaws require “i) the joint signature of two Officers” in order to bind the company.

The dilution of the powers of the current Board of Executive Officers  is not recommended at this time, and goes against the guidance given by ANATEL, which, as widely reported in the press, made it clear that the dismissal of the current Board of Executive Office at this time could result in an intervention in the company.

FERNANDOVIANA

Court of Justice of the State of Rio de Janeiro

Court of Justice

Judicial District of the Capital

7th Corporate Court Office

Av. Erasmo Braga, 115 Lna Central 706 CEP: 20020-903 - Centro - Rio de Janeiro - RJ Phone: 3133 2185 email: cap07vemp@tjrj.jus.br

It should be noted that the current Board of Executive Officers seems to be acting independently of both the controlling shareholders and the creditors, especially the international creditors who have been fighting intense judicial battles throughout this proceeding.

The representative of the Public Prosecutor’s Office, in the judicial opinion on pages 242,358 / 242,373, made it clear that it recognizes the jurisdiction of this Court to decide on the requests made in the statement on pages 241,856 / 242,022. However, it was the understanding of the illustrious prosecutor that judicial intervention in the management of the debtors is not justified at this time. Although the Prosecutor’s Office expressed its opinion on the rejection of the request, it stated the following: “however, so that the meeting does not result in a faulty decision (strictly acquiescing or refusing terms of a reorganization plan presented with the possibility of a reorganization or bankruptcy), the Public Prosecutor’s Office requires that the Judicial Administrator be authorized to put to vote on behalf of the recovering entities, and only for that purpose, other versions of the plan that are presented to the creditors at the time of the meeting.  Although not expressly provided for in the legal text, such a solution aligns with the principles of company preservation, and the maintenance of contracts that could be impeded by the restriction of possible solutions and subsequent judicial approval” (page 242,373).

The awareness of the experienced representative of the Public Prosecutor's Office allowed him to realize that, in order to resolve the deadlock, it may be necessary to give creditors the possibility of presenting an alternative plan for deliberation in AGC. In fact, the opinion of the illustrious Prosecutor is very lucid in this regard, because it indicates that, in the event of abuse of power of control - which does not yet appear here, despite indications otherwise - the position of creditors will prevail over of the controlling shareholders, since it will be incumbent upon the former to appoint the judicial manager who will assume the management of the company, as established in Article 65 of the Business Reorganization Act.

The proposal is welcome and, in an extreme scenario, may be adopted by this Court. However, it cannot be denied, as the Public Prosecutor's Office notes, that such a measure is not expressly contemplated in the legal text, which may lead to future judicial inquiries. The recent petition of one of the controlling shareholders, at pages 242,376 / 242,379 is a clear example of this.

Thus, at this moment, it does not seem advisable to this Court to adopt this alternative, without prejudice to the future reassessment of this issue, in case the debtors cannot negotiate a judicial reorganization plan with their creditors.

At that moment, it seems important to safeguard the autonomy and independence of the current Board of Executive Officers of the debtors, which was mostly composed before the current conflict between creditors and debtors within the scope of this judicial reorganization as they seem to have sufficient separation and the necessary neutrality needed to negotiate a reorganization plan of this size.

Added to this is the fact that this Board of Executive Officers has been responsible for the company’s operations throughout this reorganization process, being able to satisfactorily preserve the provision of service to the public, which also suggests that they should maintain their current positions.

It does not seem necessary at this moment to suspend the appointment of the new officers, as required by the international creditors on pages 241,856 / 242,022. Although the facts reported in that petition are serious, it seems premature to adopt definitive measures until the statements of other interested parties, including the very own shareholders accused of acting in conflict of interest. It is enough, for now, to prohibit the new officers from interfering in any way in this proceeding and in the negotiation and elaboration of the judicial reorganization plan that has been drafted independently by the current Board of Executive Officers.

FERNANDOVIANA

Court of Justice of the State of Rio de Janeiro

Court of Justice

Judicial District of the Capital

7th Corporate Court Office

Av. Erasmo Braga, 115 Lna Central 706 CEP: 20020-903 - Centro - Rio de Janeiro - RJ Phone: 3133 2185 email: cap07vemp@tjrj.jus.br

This is intended to give stability to the company’s current management to conduct its reorganization, negotiate and propose a judicial reorganization plan, without interference from potentially conflicted third parties, and at the same time preserve the powers of the new officers appointed to manage the company in what does not relate to this judicial reorganization proceeding, until the Court can deliberate definitively on the matter. As such, the adoption of a more drastic measure is avoided, with the application, in all its extension, of the rule of Article 64 of the LRJ.

For these reasons, I welcome in part the requests made on pages 241,856 / 242,022 to determine, in a precautionary manner, and until subsequent statements by the interested parties - on which occasion the requests made may be reconsidered, and with a basis in Article 64, caption of the LRJ, that the new officers appointed by the Board of Directors, who are also board members - in order to reveal possible conflicts of interests - , refrain from interfering in any way with matters related to this judicial reorganization proceeding, as well as the negotiation and preparation of the judicial reorganization plan, matters that will remain in the exclusive jurisdiction of the previously appointed board of executive officers, without prejudice to the regular exercise of its other operational capacities in the company’s management.

Summon the interested parties to express their views on the petition on pages 241,856 / 242,022. After which the case records  return for the assessment of the need for possible re-evaluation of the measure now determined.

I make it clear that this decision, which is of a precautionary nature, does not offend the principle of adversary proceedings, first since the request made by creditors in relation to the new officers is a well-known and widely publicized fact in the press, of which the very own directors already acknowledged in the filing – hereby reminding that this  court, notwithstanding the large size of the proceeding has always received all kinds of petitions from any interested party regardless of previous summoning, and second, because, as comprehensively clarified in the body of this decision, this decision is provisional and will be subject to review after the statements by all parties.

Personally summon the Public Prosecutor's Office, and other bodies with prerogative of personal summoning.

Published.

FERNANDOVIANA

Court of Justice of the State of Rio de Janeiro

Court of Justice

Judicial District of the Capital

7th Corporate Court Office

Av. Erasmo Braga, 115 Lna Central 706 CEP: 20020-903 - Centro - Rio de Janeiro - RJ Phone: 3133 2185 email: cap07vemp@tjrj.jus.br

Rio de Janeiro, November 16, 2017.
Fernando Cesar Ferreira Viana - Judge

Case records received from Honorable Judge
Fernando Cesar Ferreira Viana On __/__/__

Authentication Code: 4JXE.XXD4.9RJB.J37T

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FERNANDOVIANA

FERNANDOVIANA